Exhibit 99.1

NEWS RELEASE

Voya Financial Announces Third Quarter 2015 Results

NEW YORK, November 4, 2015 – Voya Financial, Inc. (NYSE: VOYA), today announced financial results for the third quarter of 2015.

•	3Q 2015 operating earnings of $0.42 per diluted share after-tax

•	DAC/VOBA and other intangibles unlocking related to the company’s annual review of actuarial assumptions and models reduced after-tax operating earnings by $0.28 per diluted share

•	Excluding DAC/VOBA impact, after-tax operating earnings were $0.70 per diluted share

•	3Q 2015 net income available to common shareholders of $0.18 per diluted share

•	Includes Closed Block Variable Annuity (CBVA) segment (which is in run-off and not included in operating earnings results) loss of $0.02 per diluted share after-tax

•	Segment results include:

•	Retirement and Investment Management – Voya’s most equity market sensitive businesses – performed well during the quarter despite market volatility

•	CBVA hedge program continued to protect regulatory and rating agency capital

•	Solid operating earnings in Annuities as well as positive net flows

•	Employee Benefits operating earnings increased 19% compared with 3Q 2014

•	Individual Life operating earnings lower compared with 3Q 2014 due to unfavorable mortality

•	Adjusted Operating Return on Equity for the Ongoing Business (“Adjusted Operating ROE”) of 12.3% for the twelve months ended September 30, 2015

•	Total assets under management (AUM) of $269 billion; total AUM and administration of $450 billion

•	$481 million of share repurchases in 3Q 2015; an additional $100 million to be repurchased via a share repurchase arrangement entered into at the end of 3Q 2015 and closing expected in 4Q 2015

Third quarter after-tax operating earnings1,2 were $93 million, or $0.42 per diluted share, compared with $191 million, or $0.75 per diluted share in the third quarter of 20143. The following items primarily accounted for this change:

[1]	Voya Financial assumes a 32% tax rate for 2015 and 35% tax rate for 2014 on all operating earnings described as “after-tax.” A 35% tax rate is applied to all non-operating items for both 2014 and 2015. Net income (loss) available to common shareholders reflects the actual effective tax rate.
[2]	Operating earnings, Ongoing Business operating earnings, Ongoing Business adjusted operating earnings, and Ongoing Business adjusted operating return on equity are each non-GAAP financial measures; information regarding the non-GAAP financial measures included in this press release, and reconciliations to the most comparable U.S. GAAP measures, are provided in the tables that accompany this release and in the Quarterly Investor Supplement.

•

$63 million, or $0.28 per diluted share, after-tax, of negative DAC/VOBA and other intangibles unlocking compared with $14 million, or $0.05 per diluted share, after-tax, of negative DAC/VOBA and other intangibles unlocking in the third quarter of 2014;

•	$23 million, after-tax, of lower adjusted operating earnings from the Ongoing Business; and

•	$21 million, after-tax, higher operating loss in the Corporate segment, reflecting spending on the company’s strategic investment program.

Third quarter net income available to common shareholders was $40 million, or $0.18 per diluted share, compared with $406 million, or $1.59 per diluted share in the third quarter of 20143. Net income available to common shareholders includes items such as the effect of the company’s CBVA hedge program – which focuses on protecting regulatory and rating agency capital from market movements, rather than minimizing GAAP earnings volatility – as well as net investment gains and losses.

Ongoing Business Results

Voya Financial’s Ongoing Business includes the Retirement, Annuities, Investment Management, Individual Life, and Employee Benefits segments. The Corporate and closed block segments, including CBVA, are not reflected in Ongoing Business results.

	Three months ended September 30,
($ in millions, before income taxes)	2015	2014
Ongoing Business operating earnings	$210	$331
Less: DAC/VOBA and other intangibles unlocking	(93)	(21)

Ongoing Business adjusted operating earnings	$303	$352

Ongoing Business adjusted operating earnings before income taxes were $303 million, compared with $352 million in the third quarter of 2014. The following items primarily accounted for this decrease:

•	Lower investment spread and other income ($24 million negative variance) driven principally by lower alternative income and investment capital;

•

Lower fee based margin ($17 million negative variance) primarily due to the non-renewal of certain recordkeeping clients in Retirement and lower assets under management in Retirement and Investment Management due in part to equity market volatility;

•

Higher underwriting gain and other revenue ($13 million positive variance) driven by profitable growth in Employee Benefits and a reserve adjustment related to a valuation model refinement in Annuities that were mostly offset by unfavorable mortality in Individual Life;

•	Higher DAC/VOBA and other intangible amortization ($10 million negative variance); and

•	Higher administrative expenses ($7 million negative variance) and higher trail commissions ($5 million negative variance).

[3]	For the three months ended September 30, 2015 and 2014, weighted-average fully diluted common shares outstanding were 223.6 million and 254.4 million, respectively.

“At 12.3%, our Adjusted Operating ROE for the twelve months ended September 30, 2015 continued to be strong and we remain on track to achieve our 2018 Adjusted Operating ROE target of 13.5% to 14.5%,” said Rodney O. Martin, Jr., chairman and chief executive officer, Voya Financial. “Despite the market volatility we saw during the quarter, our most equity market sensitive businesses – Retirement and Investment Management – performed well. In addition, our CBVA hedge program continued to protect regulatory and rating agency capital from market movements.

“We continue to execute on a number of growth, margin, and capital initiatives to build upon the momentum we’ve created over the past several years to drive further improvement in our Adjusted Operating ROE. For example, during the quarter, we entered into an agreement to sell, via reinsurance, an in-force block of term life insurance policies. This transaction supports our focus on improving returns in our Ongoing Business and is expected to generate approximately $230 million in excess capital. We also continued to demonstrate our focus on driving greater shareholder value by repurchasing $481 million of our common stock during the quarter.”

Third Quarter 2015 Summary

•	Retirement and Investment Solutions accounted for approximately 78% of Ongoing Business adjusted operating earnings before income taxes

•	Retirement net outflows of $1.1 billion driven by two large case departures

•	Investment Management operating margin of 29.7%, excluding results from investment capital; net outflows of $1.1 billion, excluding $0.8 billion in variable annuity outflows

•	Continued shift in Individual Life sales toward indexed universal life products, which accounted for 74% of the $25 million in total sales during the quarter

•	Employee Benefits loss ratios of 75.6% for Group Life[4] and 67.3% for Stop Loss, which were better than the expected annual range loss ratio of 77-80%

•	Total AUM of $269 billion and total assets under management and administration of $450 billion

•	Estimated combined risk-based capital (RBC) ratio of 472%[5], which is above the company’s target of 425%

•	Debt-to-capital ratio excluding accumulated other comprehensive income (AOCI) of 22.2%

•	Book value per share (excluding AOCI) of $56.85[6]

[4]	Loss ratio for Group Life is interest adjusted.
[5]	Estimated combined RBC ratio primarily for Voya Financial’s four principal U.S. insurance subsidiaries.
[6]	Book value per share (excluding AOCI) is a non-GAAP financial measure. For a reconciliation to the most comparable U.S. GAAP measure, see the tables accompanying this press release.

	Three months ended September 30,
($ in millions, except per share amounts)	2015	2014	% Change
Operating earnings before income taxes by segment
Retirement	$80	$117	(32)%
Annuities	51	78	(35)
Investment Management	46	59	(22)
Individual Life	(11)	40	NM
Employee Benefits	44	37	19

Ongoing Business	$210	$331	(37)%
Corporate	(76)	(47)	(62)
Closed Block Institutional Spread Products and Other	3	10	(70)

Total operating earnings before income taxes	$137	$294	(53)%

Total operating earnings, after-tax*	$93	$191	(51)%
Closed Block Variable Annuity, after-tax*	(5)	88	NM
Net investment gains (losses), after-tax*	(42)	28	NM
Other, after-tax**	(40)	(20)	(100)
Difference between actual tax (expense) benefit and assumed tax rate	34	119	(71)

Net income (loss) available to common shareholders	$40	$406	(90)%

Operating earnings per diluted share	$0.42	$0.75	(44)%
Net income (loss) per diluted share	$0.18	$1.59	(89)%
Fully diluted weighted average shares outstanding (in millions)	223.6	254.4

*	Assumes 32% tax rate for 2015 and 35% tax rate for 2014 on operating earnings and 35% on all non-operating items for both 2014 and 2015. These tax rates do not reflect the actual tax expense or benefit, including the benefit or expense from recognizing certain deferred tax assets.
**	Other, after-tax consists of net guaranteed benefit hedging gains (losses) and related charges and adjustments; income (loss) from business exited; income (loss) on early extinguishment of debt; certain expenses and deal incentives related to the divestment of Voya Financial by ING Group; expenses associated with the rebranding of Voya Financial from ING U.S.; and restructuring expenses (severance, lease write-offs, etc.).

NM	= Not Meaningful

Ongoing Business Segment Discussions

The following discussions compare the third quarters of 2015 and 2014 unless otherwise noted. All figures are presented before income taxes.

Retirement

Lower Fee Based Margin and Investment Spread Partially Offset by Lower Amortization

	Three months ended September 30,
($ in millions, before income taxes)	2015	2014
Operating earnings	$80	$117
Less: DAC/VOBA and other intangibles unlocking	(48)	(30)

Adjusted operating earnings	$129	$148

Retirement adjusted operating earnings were $129 million, compared with $148 million in the third quarter of 2014. The following items primarily accounted for this decrease:

•

Lower fee based margin ($12 million negative variance) primarily due to the non-renewal of several recordkeeping and full service clients, with 3Q’15 full service fee levels further impacted by lower than expected market returns;

•	Lower investment spread and other income ($9 million negative variance) mostly due to lower alternative income;

•	Lower DAC/VOBA and other intangibles amortization ($2 million positive variance) due to lower gross profits and lower amortization rates; and

•	Higher administrative expenses ($3 million negative variance) primarily related to initiatives to support future earnings growth, partially offset by lower trail commissions.

Retirement net outflows were $1.1 billion, compared with net outflows of $0.1 billion in the third quarter of 2014 and net inflows of $0.5 billion in the second quarter of 2015. Net flows vary in size and timing, sometimes substantially, from one quarter to the next. Retirement AUM totaled $107 billion, down from $113 billion as of June 30, 2015 due to equity market volatility and the non-renewal of several full service clients, and down slightly from $108 billion as of September 30, 2014.

Annuities

Higher Underwriting Income Partially Offset by Higher Amortization Expense and Lower Investment Spread

	Three months ended September 30,
($ in millions, before income taxes)	2015	2014
Operating earnings	$51	$78
Less: DAC/VOBA and other intangibles unlocking	(13)	18

Adjusted operating earnings	$63	$61

Annuities adjusted operating earnings were $63 million, compared with $61 million in the third quarter of 2014. The following items primarily accounted for this increase:

•

Higher underwriting income ($21 million positive variance) due to a $22 million reserve adjustment related to a valuation model refinement in the third quarter of 2015, partially offset by unfavorable mortality;

•	Higher DAC/VOBA and other intangibles amortization ($11 million negative variance) primarily related to the aforementioned reserve adjustment related to a valuation model refinement;

•	Lower investment spread and other investment income ($5 million negative variance) primarily due to lower alternative income; and

•	Higher administrative expenses ($2 million negative variance) due in part to an increase in technology and distribution expenses to support higher sales volume.

Net inflows were $34 million as net inflows of $173 million in investment-only accounts and $85 million in fixed indexed annuities were partially offset by net outflows of $191 million in fixed rate annuities and $33 million in income annuities.

Annuities AUM totaled $27 billion as of September 30, 2015, substantially unchanged from June 30, 2015 and September 30, 2014. AUM for investment-only accounts, which is included in total Annuities AUM, was $4.3 billion as of September 30, 2015, down slightly from $4.4 billion as of June 30, 2015 as equity markets declined in the third quarter of 2015, and up from $3.9 billion as of September 30, 2014.

Investment Management

Lower Investment Capital and Lower Fee Based Margin Partially Offset by Lower Administrative Expenses

	Three months ended September 30,
($ in millions, before income taxes)	2015	2014
Operating earnings	$46	$59
Adjustments	—	—

Adjusted operating earnings	$46	$59

Investment Management adjusted operating earnings were $46 million, compared with $59 million in the third quarter of 2014. The following items primarily accounted for this decrease:

•	Lower investment capital and other investment income ($9 million negative variance) primarily due to changes in the value of alternative investments;

•	Lower fee based margin ($7 million negative variance) primarily due to lower performance fees and lower average AUM as a result of net cash flow impacts and equity market declines; and

•	Lower administrative expenses ($3 million positive variance).

Investment Management’s operating margin was 29.9%, compared with 34.8% in the third quarter of 2014 and 29.6% in the second quarter of 2015. The change in operating margin as compared with the third quarter of 2014 reflects lower investment capital and other investment income as well as lower fee income primarily due to lower average AUM, which were partially offset by lower administrative expenses. The operating margin excluding investment capital and other investment income was 29.7%, compared with 31.1% in the third quarter of 2014 and 28.1% in the second quarter of 2015. The improvement in the operating margin excluding investment capital and other investment income in the third quarter of 2015 compared with the second quarter of 2015 was due to lower administrative expenses.

Investment Management Net Flows

($ in billions)	3Q 2015	3Q 2014	2Q 2015
Investment Management and Affiliate Sourced Net Flows	$(2.5)	$(0.9)	$0.2
Sub-Advisor Replacements	1.4	2.1	0.0
VA Net Flows	(0.8)	(1.0)	(1.0)

Total	$(1.9)	$0.2	$(0.8)

During the third quarter of 2015, Investment Management sourced net outflows resulted in large part from non-performance driven portfolio reallocation decisions by certain institutional customers that amounted to $1.2 billion. Affiliate sourced net outflows were primarily due to the non-renewal of several full-service clients in Retirement.

In addition, there were $1.4 billion of inflows due to sub-advisor replacements as well as approximately $0.8 billion of variable annuity net outflows for the funds managed by Investment Management during the third quarter of 2015.

Third-party7 inflows were $6.2 billion, compared with $5.7 billion of inflows in the third quarter of 2014 and $4.7 billion of inflows in the second quarter of 2015. Third-party AUM totaled $122 billion as of September 30, 2015, down from $128 billion as of September 30, 2014, and $128 billion as of June 30, 2015.

Individual Life

Lower Underwriting Income Due to Unfavorable Mortality, Partially Offset by Lower Administrative Expenses

	Three months ended September 30,
($ in millions, before income taxes)	2015	2014
Operating earnings	$(11)	$40
Less: DAC/VOBA and other intangibles unlocking	(29)	(7)
Adjusted operating earnings	$19	$47

Individual Life adjusted operating earnings were $19 million, compared with $47 million in the third quarter of 2014. The following items primarily accounted for this decrease:

•	Lower underwriting income ($30 million negative variance) primarily driven by unfavorable mortality due to higher claims severity; and

•	Lower administrative expenses ($3 million positive variance) primarily due to lower staff expenses.

Total life sales were $25 million, $18 million (or 74%) of which were indexed life sales. This compares with third quarter 2014 total life sales of $27 million, $16 million (or 60%) of which were indexed life sales.

[7]	Excludes general account assets of Voya Financial’s insurance company subsidiaries.

Employee Benefits

Higher Underwriting Gain Driven by Premium Growth and a Lower Loss Ratio in Stop Loss, Partially Offset by Higher Expenses

	Three months ended September 30,
($ in millions, before income taxes)	2015	2014
Operating earnings	$44	$37
Less: DAC/VOBA and other intangibles unlocking	(3)	(1)
Adjusted operating earnings	$47	$38

Employee Benefits adjusted operating earnings were $47 million in the third quarter of 2015, compared with $38 million in the third quarter of 2014. The following items primarily accounted for this increase:

•	Higher net underwriting gain ($21 million positive variance) due to growth in the Stop Loss, Group Life, and Voluntary blocks and an improved loss ratio for Stop Loss; and

•	Higher administrative expense ($7 million negative variance) and higher trail commissions expense ($3 million negative variance) due to higher staff and volume-driven costs associated with growth.

The loss ratio for Group Life was 75.6%, compared with 75.4% in the third quarter of 2014. The loss ratio for Stop Loss was 67.3%, compared with 72.1% in the third quarter of 2014. The expected annual loss ratio for Group Life and Stop Loss is 77-80%.

Employee Benefits sales were $43 million, compared with $36 million in the third quarter of 2014, driven by higher Stop Loss sales.

CBVA and Corporate

CBVA

CBVA had a net loss before income taxes of $7 million in the third quarter of 2015, compared with net income before income taxes of $136 million in the third quarter of 2014. Changes in the fair value of guaranteed benefit derivatives related to nonperformance risk, which the company considers a non-economic factor, generated a gain of $241 million in the third quarter of 2015, compared with a $171 million gain in the third quarter of 2014.

CBVA’s $7 million net loss in the third quarter of 2015 included an $86 million loss due to annual assumption changes. The $86 million loss reflects the negative impact of policyholder behavior assumption changes, the low interest rate environment, and model updates, which were partially offset by the positive impact of changes to mortality assumptions. In the third quarter of 2014, CBVA’s $136 million gain included the positive impact of policyholder behavior assumption changes (driven by a favorable update to the utilization assumption on guaranteed minimum withdrawal benefit contracts), which was partially offset by the negative impact of changes to mortality assumptions.

During the third quarter of 2015, the hedge program resulted in a neutral impact to regulatory surplus as a result of the difference between the increase in reserves and hedge resources related to equity market movements. The hedge program is primarily designed to mitigate the impacts of market movements on capital resources, rather than reduce U.S. GAAP earnings volatility.

The retained net amount at risk for CBVA living benefit guarantees was $5.8 billion as of September 30, 2015, up from $3.7 billion at June 30, 2015, primarily driven by unfavorable equity and interest rate markets during the quarter. Voya had estimated available resources of $6.3 billion as of September 30, 2015 for CBVA.

Corporate

Corporate operating losses were $76 million, compared with losses of $47 million in the third quarter of 2014, primarily due to $32 million of expenses from the company’s strategic investment program and incremental interest expense related to contingent capital.

Share Repurchases

During the third quarter of 2015, Voya repurchased 11,013,765 shares of its common stock at an average price per share of approximately $43.70 for an aggregate purchase price of approximately $481 million.

In September 2015, Voya entered into a share repurchase arrangement with a financial institution to repurchase $100 million of Voya’s common stock. All of the shares deliverable to Voya under this arrangement will be delivered in the fourth quarter. The total number of shares ultimately delivered will be determined at the end of the applicable purchase period based on a formula incorporating the volume-weighted average price of Voya’s common stock during that period. The number of shares repurchased and purchase prices described in the preceding paragraph do not include the effect of this share repurchase arrangement.

Giving effect to the completion of the share repurchase arrangement, Voya had approximately $170 million remaining under its share repurchase authorization as of September 30, 2015.

Supplementary Financial Information

More detailed financial information can be found in the company’s Quarterly Investor Supplement, which is available on Voya’s investor relations website, investors.voya.com.

Earnings Conference Call and Slide Presentation

Voya will host a conference call on Wednesday, November 4, 2015 at 10:00 a.m. ET to discuss the company’s third quarter 2015 results. The call and slide presentation can be accessed via the company’s investor relations website at investors.voya.com. A replay of the call will be available on the company’s investor relations website at investors.voya.com starting at 1:00 p.m. ET on November 4, 2015.

Media Contact:	Investor Contact:

Christopher Breslin 212-309-8941 Christopher.Breslin@voya.com	Darin Arita 212-309-8999 IR@voya.com

About Voya Financial®

Voya Financial, Inc. (NYSE: VOYA), helps Americans plan, invest and protect their savings — to get ready to retire better. Serving the financial needs of approximately 13 million individual and institutional customers in the United States, Voya is a Fortune 500 company that had $11 billion in revenue in 2014. The company had $450 billion in total assets under management and administration as of September 30, 2015. With a clear mission to make a secure financial future possible — one person, one family, one institution at a time — Voya’s vision is to be America’s Retirement CompanyTM. The company is equally committed to conducting business in a way that is socially, environmentally, economically and ethically responsible — Voya has been recognized as one of the World’s Most Ethical Companies, by the Ethisphere Institute, and as one of the Top Green Companies in the U.S., by Newsweek magazine. For more information, visit voya.com or view the company’s 2014 annual report. Follow Voya Financial on Facebook and Twitter @Voya.

Use of Non-GAAP Financial Measures

We use operating earnings, which consists of operating revenues minus operating benefits and expenses, to evaluate segment performance. We also report operating earnings on an aggregate basis (both before and after income taxes) for both our Ongoing Business and for our Company as a whole. Operating earnings does not replace net income (loss) as the measure of our results of operations. Each segment’s operating earnings before income taxes is calculated by adjusting income (loss) before income taxes for the following items:

•

Net investment gains (losses), net of related amortization of DAC, VOBA, sales inducements and unearned revenue. Net investment gains (losses) include gains (losses) on the sale of securities, impairments, changes in the fair value of investments using the fair value option unrelated to the implied loan-backed security income recognition for certain mortgage-backed obligations and changes in the fair value of derivative instruments, excluding realized gains (losses) associated with swap settlements and accrued interest;

•

Net guaranteed benefit hedging gains (losses), which include changes in the fair value of derivatives related to guaranteed benefits, net of related reserve increases (decreases) and net of related amortization of DAC, VOBA and sales inducements, less the estimated cost of these benefits. The estimated cost, which is reflected in operating results, reflects the expected cost of these benefits if markets perform in line with our long-term expectations and includes the cost of hedging. Other derivative and reserve changes related to guaranteed benefits are excluded from operating results, including the impacts related to changes in our nonperformance spread;

•	Income (loss) related to businesses exited through reinsurance or divestment (including net investment gains (losses) on securities sold and expenses directly related to these transactions);

•	Income (loss) attributable to non-controlling interest;

•	Income (loss) related to early extinguishment of debt;

•	Impairment of goodwill, value of management contract rights and value of customer relationships acquired;

•	Immediate recognition of net actuarial gains (losses) related to our pension and other postretirement benefit obligations and gains (losses) from plan amendments and curtailments; and

•

Other items, including restructuring expenses (severance, lease write-offs, etc.), certain third-party expenses and deal incentives related to the divestment of Voya Financial by ING Group and expenses associated with the rebranding of Voya Financial from ING U.S.

Our CBVA segment is managed to focus on protecting regulatory and rating agency capital rather than U.S. GAAP earnings and, therefore, we do not include its results of operations within operating earnings before income taxes. When we present the adjustments to Income (loss) before income taxes on a consolidated basis, each adjustment excludes the portions attributable to our CBVA segment.

We also use adjusted operating earnings before income taxes as a measure of our financial performance. This measure excludes from operating earnings the following items: (1) DAC/VOBA and other intangibles unlocking, (2) gains or losses in conjunction with a Lehman Brothers bankruptcy settlement for assets held in a partnership owned by the Company, (3) losses recognized in certain periods of 2013 as a result of the disposal of low-income housing tax credit partnerships, (4) a gain on a reinsurance recapture in the fourth quarter of 2014, and (5) Interest expense related to debt in our Corporate segment. Because DAC/VOBA and other intangibles unlocking can be volatile, excluding the effect of this item can improve period to period comparability. The gains and losses from the Lehman Brothers bankruptcy settlement, loss from the disposition of low-income housing tax credit partnerships, and gain on reinsurance recapture affected run-rate results and we believe that this effect is not reflective of our ongoing performance.

We report Ongoing Business operating earnings before income taxes (both adjusted and unadjusted as described above) because we believe this measure is a useful indicator of the business performance for our Ongoing Business segments, excluding the effect of our Closed Block and Corporate segments.

The most directly comparable U.S. GAAP measure to operating earnings (both before and after income taxes), adjusted operating earnings before income taxes, Ongoing Business operating earnings before income taxes and Ongoing Business adjusted operating earnings before income taxes, is in each case income (loss) before income taxes. For a reconciliation of each of these non-GAAP measures to income (loss) before income taxes, see the tables that accompany this release, as well as our Quarterly Investor Supplement.

We report Ongoing Business adjusted operating ROE and adjusted operating ROC because we believe these measures are useful indicators of how effectively we use capital resources allocated to our Ongoing Business. The most directly comparable U.S. GAAP measure to Ongoing Business adjusted operating ROE and adjusted operating ROC is return on equity. For a reconciliation of these non-GAAP measures to return on equity, see the tables that accompany this release as well as our Quarterly Investor Supplement.

In our Investment Management business we report the operating margin excluding Investment Capital results. Because results from Investment Capital can be volatile, excluding the effect of this item can improve period to period comparability.

In addition to book value per share including AOCI, we report book value per share excluding AOCI. Included in AOCI are investment portfolio unrealized gains or losses. In the ordinary course of business we do not plan to sell most investments for the sole purpose of realizing gains or losses, and book value per share excluding AOCI provides a measure consistent with that view.

We also analyze our Ongoing Business performance based on the sources of earnings. We believe this supplemental information is useful in order to gain a better understanding of our financial performance, because it provides insight into the main drivers of operating earnings (loss) before income taxes of our Ongoing Business. The sources of earnings are defined as follows:

•

Investment spread and other investment income consists of net investment income and net realized investment gains (losses) associated with swap settlements and accrued interest, less interest credited to policyholder reserves.

•	Fee based margin consists primarily of fees earned on AUM, AUA, and transaction based recordkeeping fees.

•

Net underwriting gain (loss) and other revenue contains the difference between fees charged for insurance risks and incurred benefits, including mortality, morbidity, and surrender results, contractual charges for universal life and annuity contracts, the change in the unearned revenue reserve for universal life contracts, and that portion of traditional life insurance premiums intended to cover expenses and profits. Certain contract charges for universal life insurance are not recognized in income immediately, but are deferred as unearned revenues and are amortized into income in a manner similar to the amortization of DAC.

•	Administrative expenses are general expenses, net of amounts capitalized as acquisition expenses and exclude commission expenses and fees on letters of credit.

•	Trail commissions are commissions paid that are not deferred and thus recorded directly to expense.

•

For a detailed explanation of DAC/VOBA and other intangibles amortization/unlocking see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Unlocking of DAC/VOBA and other Contract Owner/Policyholder Intangibles” in our 2014 Annual Report on Form 10-K, filed with the SEC on February 27, 2015 and our Quarterly Report on Form 10-Q for the three months ended September 30, 2015, which the Company expects to file with the Securities and Exchange Commission on or before November 9, 2015.

More details on these sources of earnings can be found in Voya Financial’s Quarterly Investor Supplement, which is available on Voya Financial’s investor relations website, investors.voya.com.

Forward-Looking and Other Cautionary Statements

This press release contains forward-looking statements. Forward-looking statements include statements relating to future developments in our business or expectations for our future financial performance and any statement not involving a historical fact. Forward-looking statements use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Actual results, performance or events may differ materially from those projected in any forward-looking statement due to, among other things, (i) general economic conditions, particularly economic conditions in our core markets, (ii) performance of financial markets, including emerging markets, (iii) the frequency and severity of insured loss events, (iv) mortality and morbidity levels, (v) persistency and lapse levels, (vi) interest rates, (vii) currency exchange rates, (viii) general competitive factors, (ix) changes in laws and regulations, including those relating to the use of and possible application of NAIC accreditation standards to captive reinsurance entities and those made pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or the U.S. Department of Labor’s proposed rules and exemptions pertaining to the fiduciary status of providers of investment advice, and (x) changes in the policies of governments and/or regulatory authorities. Factors that may cause actual results to differ from those in any forward-looking statement also include those described under “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Trends and Uncertainties” in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission on February 27, 2015, and our Quarterly Report on Form 10-Q for the three-month period ended September 30, 2015, which the company expects to file with the Securities and Exchange Commission on or before November 9, 2015.

Calculation and Reconciliation of Return on Equity and Return on Capital - Trailing Twelve Months

($ in millions, unless otherwise indicated)	Twelve Months ended September 30, 2015	Twelve Months ended June 30, 2015
GAAP Return on Equity
Net income (loss) available to Voya Financial, Inc.’s common shareholders	$1,893.9	$2,259.4
Voya Financial, Inc. shareholders’ equity: end of period	$14,286	$14,856
Voya Financial, Inc. shareholders’ equity: average for period	$15,402	$15,448

GAAP Return on Equity	12.3%	14.6%
Ongoing Business Adjusted Operating Return on Capital and Adjusted Operating Return on Equity
Ongoing Business adjusted operating earnings before income taxes	$1,334.0	$1,382.9
Income taxes on adjusted operating earnings (based on an assumed tax rate of 35% for 2014 and 32% for 2015)	(438.8)	(464.8)

Ongoing Business adjusted operating earnings after income taxes	895.2	918.1
Interest expense after-tax[1]	(81.1)	(80.0)

Ongoing Business adjusted operating earnings after income taxes and interest expense	$814.1	$838.1

End of period capital for Ongoing Business	$8,643	$8,841
Average capital for Ongoing Business	$8,795	$8,881
Average debt (based on 25% debt-to-capital ratio)	$(2,199)	$(2,220)

Average equity for Ongoing Business	$6,596	$6,661

Adjusted Operating Return on Capital for Ongoing Business [2]	10.2%	10.3%
Adjusted Operating Return on Equity for Ongoing Business [1,2]	12.3%	12.6%

Reconciliation of Ongoing Business Adjusted Operating Earnings to Net Income (Loss) - Trailing Twelve Months

($ in millions)	Twelve Months ended September 30, 2015	Twelve Months ended June 30, 2015
Ongoing Business adjusted operating earnings before income taxes	$1,334.0	$1,382.9
DAC/VOBA and other intangibles unlocking	(86.4)	(14.4)
Gain on reinsurance recapture	20.0	20.0

Operating earnings before income taxes for Ongoing Business	1,267.6	1,388.5
Corporate	(224.8)	(196.3)
Closed Blocks Institutional Spread Products and Other	23.2	31.1

Total operating earnings before income taxes	1,066.0	1,223.3
Income taxes (based on an assumed tax rate of 35% for 2014 and 32% for 2015)	(352.4)	(411.6)

Operating earnings, after-tax [3]	713.6	811.7
Closed Block Variable Annuity, after-tax [3]	(112.6)	(19.6)
Net investment gains (losses) and related charges and adjustments, after-tax [3]	11.4	81.6
Other, after-tax [4]	1,281.5	1,385.7

Net income (loss) available to Voya Financial, Inc.’s common shareholders	1,893.9	2,259.4
Net income (loss) attributable to noncontrolling interest	124.9	165.6

Net income (loss)	$2,018.8	$2,425.0

Reconciliation of Ongoing Business Adjusted Operating Earnings to Net Income (Loss) - Quarter-to-Date

($ in millions)	Three Months ended September 30, 2015	Three Months ended September 30, 2014
Ongoing Business adjusted operating earnings before income taxes	$303.1	$352.0
DAC/VOBA and other intangibles unlocking	(93.1)	(21.1)

Operating earnings before income taxes for Ongoing Business	210.0	330.9
Corporate	(75.6)	(47.1)
Closed Blocks Institutional Spread Products and Other	2.6	10.5

Total operating earnings before income taxes	137.0	294.3
Income taxes (based on an assumed tax rate of 35% for 2014, 32% for 2015)	(43.8)	(103.0)

Operating earnings, after-tax [3]	93.2	191.3
Closed Block Variable Annuity, after-tax [3]	(4.6)	88.4
Net investment gains (losses) and related charges and adjustments, after-tax [3]	(42.0)	28.2
Other, after-tax	(6.3)	97.9

Net income (loss) available to Voya Financial, Inc.‘s common shareholders	40.3	405.8
Net income (loss) attributable to noncontrolling interest	75.9	116.6

Net income (loss)	$116.2	$522.4

[1]	Assumes debt-to-capital ratio of approximately 25% and the actual weighted average pre-tax interest rate for all time periods presented.
[2]	Average capital and equity are calculated by taking the average of the quarterly capital and equity averages for the trailing four quarters.
[3]

Assumes 32% tax rate for 2015 and 35% tax rate for 2014 on all operating earnings and 35% on all non-operating items for both 2014 and 2015. These tax rates do not reflect the actual tax expense or benefit, including the benefit or expense from recognizing certain deferred tax assets.

[4]	The twelve months ended 09/30/15 and 06/30/15 include $1,635.8 million and $1,735.4, respectively, of decrease in tax valuation allowance.

Reconciliation of End of Period Capital for Ongoing Business to Shareholders’ Equity

($ in millions)	As of September 30, 2015	As of June 30, 2015
End of Period Capital for Ongoing Business	$8,643	$8,841
Closed Block Variable Annuity, Corporate, and Other Closed Blocks	$7,083	$7,392

End of Period Capital	$15,726	$16,233
Long -Term Debt	$(3,486)	$(3,486)

Voya Financial, Inc. shareholders’ equity excluding AOCI end of period	$12,240	$12,747
AOCI	$2,046	$2,109

Voya Financial, Inc. shareholders’ equity: end of period	$14,286	$14,856

Voya Financial

Reconciliation of Book Value Per Share

As of September 30, 2015
Book value per share, including AOCI	$66.35
Per share impact of AOCI	$(9.50)

Book value per share, excluding AOCI	$56.85

Voya Financial

Reconciliation of Investment Management Operating Margin

($ in millions, unless otherwise indicated)	Three Months Ended September 30, 2015	Three Months Ended June 30, 2015	Three Months Ended September 30, 2014
Operating revenues	$152.6	$158.6	$168.3
Operating expenses	107.0	111.6	109.7

Operating earnings before income taxes	$45.6	$47.0	$58.6
Operating margin	29.9%	29.6%	34.8%
Operating revenues	$152.6	$158.6	$168.3
Less:
Investment Capital Results	0.4	3.4	9.0

Revenues excluding Investment Capital	152.2	155.2	159.3
Operating expenses	107.0	111.6	109.7

Operating earnings excluding Investment Capital	$45.2	$43.6	$49.6

Operating margin excluding Investment Capital	29.7%	28.1%	31.1%